Exhibit 99.1

KinderCare Announces Board of Directors Transitions

Mike Nuzzo steps down; David Barse to head Audit Committee; Preston Grasty to rejoin Board

LAKE OSWEGO, Ore., October 2, 2026 – KinderCare Learning Companies, Inc. (“KinderCare”) (NYSE: KLC), a leading provider of high-quality early childhood education and care, today announced that Mike Nuzzo has resigned from the company’s Board of Directors, effective September 29, due to other personal and professional time commitments.

David Barse, who joined KinderCare’s Board on Aug. 3, replaces Nuzzo as the Head of the Audit Committee. Preston Grasty, Senior Investment Leader at Partners Group, will also rejoin the Board, effective September 29.

“On behalf of the entire Board and KinderCare, I want to thank Mike for his years of dedicated service to our company,” said Tom Wyatt, Chairman and Chief Executive Officer of KinderCare. “We are deeply grateful for his commitment to KinderCare and our mission to give children the very best start in life, and we wish him all the best. I’m excited to welcome Preston back to our board.”

About KinderCare Learning Companies™

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading private provider of early childhood and school-age education and care. KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 42 states and the District of Columbia with differentiated flexible child care solutions through its portfolio of brands and services:

•	KinderCare® Learning Centers: early learning programs for children six weeks to 12 years old;

•	The Crème School®: a premium early education experience using a variety of enrichment classrooms;

•	Champions®: before- and after-school programs in local schools, and

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Customized child care benefits created in partnership with employers, including child care on or near the site where their parents work, as well as tuition benefits and backup care across all our programs.

Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,700 early learning centers and sites.

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